Exhibit 2.1

RESTATED SHARE PURCHASE AGREEMENT

by and among

ECC VENTURES 2 CORP.

as the Purchaser

AND

the sole shareholder of

LONG ISLAND BRAND BEVERAGES LLC

and the shareholders of

LONG ISLAND BEVERAGES CORP.

collectively, as the Vendors

September 13, 2019

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RESTATED SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of September 13, 2019,

BY AND AMONG:

ECC VENTURES 2 CORP., a corporation formed pursuant to the laws of the Province of British Columbia

(the “Purchaser”)

AND:

LONG BLOCKCHAIN CORP., a corporation formed pursuant to the laws of the State of Delaware

(the “LIBB Vendor”)

AND:

The shareholders of Long Island Beverages Corp., as listed in Exhibit A attached hereto

(collectively, the “LIBC Vendors”, and together with the LIBB Vendor, the “Vendors”)

WHEREAS:

A.	The LIBB Vendor owns all of the membership interest in the capital of Long Island Brand Beverages LLC, a New York limited liability company (“LIBB”);

B.	The LIBC Vendors own all of the Shares in the capital of Long Island Beverages Corp., a British Columbia corporation (“LIBC”); and

C.	The Vendors wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendors, the Shares (as such term is defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

The following terms have the meanings specified or referred to in this Section:

(a)	“Accounts Receivable” means all trade and other receivables of LIBB or LIBC, as applicable, as of the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied, excluding any receivable owing to LIBB or LIBC, as applicable, by the applicable Vendor(s).

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(b)	“Acquisition Proposal” has the meaning set forth in Subsection 6.3(a).

(c)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice or reassessment, or investigation of any nature, civil, criminal, administrative, investigative, regulatory, or otherwise, whether at law or in equity.

(d)	“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

(e)	“Agreement” means this share purchase agreement, as may be amended from time to time.

(f)	“Assessment” has the meaning set forth in Subsection 6.13(d).

(g)	“Assets” means all the assets, real and personal, tangible and intangible of LIBB or LIBC, as applicable.

(h)	“Benefit Plan” means, with respect to LIBB or LIBC, as applicable, all employee benefit plans, agreements, programs, policies, practices, material undertakings, and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors, or officers or former employees, directors, or officers, or any spouses, dependents, or survivors of any employee or former employee, or in respect of which such entity is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and supplemental pension, except that the term “Benefit Plans” shall not include any statutory plans with which LIBB or LIBC, as applicable, is required to comply.

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(i)	“Books and Records” means, with respect to LIBB or LIBC, as applicable: (a) all such entity’s books of account, accounting records, and other financial data and information, including copies of filed Tax Returns and Assessments for each of the financial years thereof commencing after the Tax year ended 7 years before the date of this Agreement; (b) the corporate records thereof; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports, and research and development information of, or relating to, such entity or its Business; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise, that are in the possession or under the control thereof, or of the Vendors or an Affiliate thereof, including all data and information stored electronically or on computer related media.

(j)	“Business” means the business of LIBB or LIBC, as applicable, as currently conducted.

(k)	“Business Day” means any day except Saturday, Sunday or any other day on which banks located in New York City, State of New York or the City of Vancouver, Province of British Columbia are authorized or required by Law to be closed for business.

(l)	“Calculation Time” means 11:59 p.m. Vancouver time on the day immediately preceding the Closing Date.

(m)	“Closing” has the meaning set forth in Section 2.4.

(n)	“Closing Date” has the meaning set forth in Section 2.4.

(o)	“Closing Date Tax Year” has the meaning set forth in Subsection 6.13(b).

(p)	“Closing Time” means 11:00 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the parties agree in writing that the Closing shall take place.

(q)	“Collective Agreement” means any collective agreement, letter of understanding, letter of intent, or other written communication or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent, or affiliated bargaining agent, which would cover any of the Employees.

(r)	“Contracts” means all contracts, leases, deeds, mortgages, licences, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

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(s)	“Corporate IP” means all Intellectual Property that is owned or held for use by LIBB or LIBC, as applicable.

(t)	“Corporate IP Agreements” means all licences, sublicences, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which LIBB or LIBC, as applicable, is a party, beneficiary, or otherwise bound.

(u)	“Corporate IP Registrations” means all Corporate IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trade-marks, domain name, and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

(v)	“Current Assets” means consolidated (i) cash, excluding restricted cash; (ii) money in bank accounts plus uncleared deposits less outstanding cheques; (iii) guaranteed income certificates, certificates of deposit, banker’s acceptances, and similar instruments issued by a financial institution; and (iv) marketable securities of LIBB or LIBC, as applicable, (v) Accounts Receivable, (vi) Inventories; and (viii) prepaid expenses and deposits of LIBB or LIBC, as applicable, as at the Calculation Time, determined in accordance with GAAP consistently applied, but does not include: (a) the portion of any prepaid expense of which the Purchaser will not receive the benefit following the Closing; and (b) deferred Tax assets.

(w)	“Current Liabilities” means all of the current liabilities of LIBB or LIBC, as applicable, as at the Calculation Time, determined in accordance with GAAP consistently applied, but does not include any liability owed by any party hereto or its affiliates to any other party hereto or its affiliates.

(x)	“Direct Claim” has the meaning set forth in Subsection 8.6(c).

(y)	“Dollars” or $” means the lawful currency of Canada, unless otherwise specified herein.

(z)	“Employees” means those individuals employed by LIBB or LIBC, as applicable, on the date of this Agreement.

(aa)	“Encumbrances” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, pledge, deposit by way of security, hypothecation, assignment, charge, trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive licence, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting LIBB or LIBC, as applicable, the Shares or the Assets.

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(bb)	“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water, and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

(cc)	“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release, or disposal of any Hazardous Substance.

(dd)	“Environmental Notice” means any written directive, investigation, proceeding, letter, or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with or breach of or potential breach of any Environmental Law or Environmental Permit.

(ee)	“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by or made by any Government under any Environmental Law.

(ff)	“GAAP” means generally accepted accounting principles of the entity preparing the financial statements. In the United States, as set forth by the Financial Accounting Standards Board and the American Institute of Certified Public Accountants, at the relevant time, applied on a consistent basis.

(gg)	“Governmental Authority” means: (a) any court, tribunal, judicial body, or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal, or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal, or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation, or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

(hh)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction, or ruling entered by or with any Governmental Authority.

(ii)	“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance, or a source of contamination, as defined or identified in any Environmental Law.

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(jj)	“Holdback Amount” has the meaning set forth in Subsection 2.3(a)(i).

(kk)	“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.

(ll)	“Indemnified Party” has the meaning set forth in Section 8.6.

(mm)	“Indemnifying Party” has the meaning set forth in Section 8.6.

(nn)	“Independent Contractor” means: (a) any individual who is not, or was not (with respect to former Independent Contractors), an employee, officer, or director of LIBB or LIBC, as applicable, or any such individual’s personal services company, and which individual or personal services company receives or received remuneration from LIBB or LIBC, as applicable, under a Contract for services; and (b) any individual who is an employee, officer or director of LIBB or LIBC, as applicable, but who in the past was an individual who was not an employee, officer or director thereof or any such individual’s personal services company, and which individual or personal services company received remuneration therefrom under a Contract for services.

(oo)	“Insurance Policies” has the meaning set forth in Section 3.16.

(pp)	“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trade-marks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (b) all business names, corporate names, telephone numbers, and other communication addresses owned or used by LIBB or LIBC, as applicable; (c) internet domain names, whether or not trade-marks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter®, Facebook® and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, and moral rights, and all registrations, applications for registration, and renewals of such copyrights; (e) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents, and industrial design registrations owned or used by LIBB or LIBC, as applicable; (f) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates and patent utility models).

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(qq)	“Inventory” means all inventories and other supplies and consumables (but excluding advertising and publicity materials) wherever located, and whether on consignment or not as at the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied but excluding any obsolete or worn-out inventory or inventory that is no longer used.

(rr)	“Knowledge” or any other similar knowledge qualification, means the actual knowledge of the applicable party or in the case of a corporation, any director or officer of the applicable party, after due inquiry.

(ss)	“Law” means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, decision, other requirement or rule of law of any Governmental Authority.

(tt)	“Liabilities” means all liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(uu)	“LIBB Balance Sheet” has the meaning set forth in the definition of “LIBB Financial Statements” in this Section.

(vv)	“LIBB Balance Sheet Date” has the meaning set forth in the definition of “LIBB Financial Statements” in this Section.

(ww)	“LIBB Cash Consideration” has the meaning set forth in Subsection 2.2(a).

(xx)	“LIBB Financial Statements” means collectively the unaudited financial statements of LIBB for the annual financial period ended December 31, 2018 (the “LIBB Balance Sheet Date”) consisting of a balance sheet (the most recent of which is herein the “LIBB Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows, and the related notes thereto.

(yy)	“LIBB Share Consideration” has the meaning set forth in Subsection 2.2(b).

(zz)	“LIBB Shares” means all of the issued and outstanding membership interests of LIBB, as set forth in Schedule 1(yy).

(aaa)	“LIBB Vendor” has the meaning set forth in the preamble.

(bbb)	“LIBC Financial Statements” means collectively the financial statements of LIBC for the financial period from incorporation on December 3, 2018 until June 30, 2019 (the “LIBC Balance Sheet Date”) consisting of a balance sheet (the most recent of which is herein the “LIBC Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows, and the related notes thereto.

(ccc)	“LIBC Share Consideration” has the meaning set forth in Subsection 2.2(c).

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(ddd)	“LIBC Shares” means all of the issued and outstanding securities in the capital of LIBC, as set forth in Exhibit A.

(eee)	“LIBC Vendor Representative” has the meaning set forth in Subsection 2.5(a).

(fff)	“LIBC Vendors” has the meaning set forth in the preamble.

(ggg)	“Losses” means actual out-of-pocket losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including legal fees, disbursements, and charges on a solicitor-client basis and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party, or any incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value.

(hhh)	“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of LIBB, LIBC, or the Purchaser, as applicable; or (b) the ability of the Vendors or the Purchaser to consummate the transactions contemplated hereby on a timely basis; provided that: (i) “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which LIBB, LIBC, or the Purchaser operates; (C) any changes in financial or securities markets in general; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted by this Agreement; (F) any changes in applicable Laws or accounting rules or principles, including GAAP; (G) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; or (H) any matter of which a party seeking to assert the existence of a Material Adverse Effect is aware on the date hereof; and (ii) any event, occurrence, fact, condition, or change referred to in clauses (i)(A) through (G) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on LIBB, LIBC, or the Purchaser, as applicable, compared to other participants in the industries in which it conducts its businesses.

(iii)	“Material Customers” has the meaning set forth in Subsection 3.15(a).

(jjj)	“Material Suppliers” has the meaning set forth in Subsection 3.15(b).

(kkk)	“Ordinary Course”, when used in relation to the conduct of the Business of LIBB or LIBC, as applicable, means any transaction that constitutes an ordinary day-to-day business activity thereof.

(lll)	“Outside Date” means October 31, 2019.

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(mmm)	“Permits” means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

(nnn)	“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, special assessments, or other governmental charges not yet due and payable or delinquent and for which adequate reserves are being maintained and for which appropriate accruals have been established in the LIBB Financial Statements in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, employment insurance, pension programs mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) restrictions on the transfer of securities arising under Law or under the constating documents of the applicable entity; (d) the rights of counterparties under the Contracts; (e) undetermined or inchoate Encumbrances imposed or permitted by Law and incurred in the Ordinary Course; (f) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the Business or the Real Property; (h) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access, or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Real Property and that do not materially interfere with or affect the value or operation of the Business as currently carried on at such Real Property; (i) all permits, servitudes, and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licences, other surface agreements, and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of Real Property; provided that they are not of such a nature as to have a Material Adverse Effect on the value or use of the Real Property subject thereto or the operation of the Business as currently carried on at such Real Property; (j) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; and (k) Encumbrances listed in Schedule 1(lll).

(ooo)	“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association, or other entity.

(ppp)	“Personal Information” means any factual or subjective information, recorded or not, about an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer, or supplier of LIBB or LIBC, as applicable, who is a natural person or a natural person who is a shareholder of any of the Vendors, or about any other identifiable individual, including any record that can be manipulated, linked, or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title, or business address or telephone number of an employee of LIBB or LIBC, as applicable.

(qqq)	“Pre-Closing Tax Periods” shall mean any Tax Period ending before the Closing and the portion ending before the Closing of any Tax Period beginning before the Closing and ending after the Closing.

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(rrr)	“Purchase Price” has the meaning set forth in Section 2.2.

(sss)	“Purchaser” has the meaning set forth in the preamble.

(ttt)	“Purchaser Expenses” has the meaning set forth in Subsection 6.5(b).

(uuu)	“Purchaser Financial Statements” means collectively the audited financial statements of the Purchaser for the financial period from incorporation on January 15, 2018, to December 31, 2018, and the unaudited financial statements for the quarterly financial period ended June 30, 2019.

(vvv)	“Purchaser Indemnitees” has the meaning set forth in Section 8.2.

(www)	“Purchaser Public Documents” means Purchaser’s public disclosure record available on SEDAR since December 31, 2018.

(xxx)	“Purchaser Shares” means common shares in the capital of the Purchaser, following the proposed split of such common shares on a 1:1.5 basis.

(yyy)	“Purchaser’s Accountant” means Davidson and Company, LLP, Chartered Accountants.

(zzz)	“Real Property” means rights, title, estate and interest, present or future, of LIBB or LIBC, as applicable, in and to the lands and premises described in Schedule 1(yyy), including all buildings, erections, structures, fixtures, and improvements of any nature or kind now and hereafter situated thereon and all other appurtenances thereto.

(aaaa)	“Related Party” has the meaning set forth in Subsection 3.23(b).

(bbbb)	“Related Person” has the meaning set forth in Subsection 3.23(a).

(cccc)	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandoning, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

(dddd)	“Representative” means, with respect to any Person, any, and all, directors, officers, employees, consultants, financial advisors, lawyers, accountants, and other agents of such Person.

(eeee)	“Restricted Period” has the meaning set forth in Subsection 6.10(a).

(ffff)	“Restrictive Covenants” has the meaning set forth in Subsection 6.10(f).

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(gggg)	“Schedules” means the schedules attached to this Agreement delivered by the Vendors to the Purchaser concurrently with the execution and delivery of this Agreement.

(hhhh)	“Shares” means all of the issued and outstanding LIBB Shares and LIBC Shares, collectively.

(iiii)	“Tax Act” means the Income Tax Act (Canada).

(jjjj)	“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues, and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal, or local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including all taxes levied under Part IX of the Excise Tax Act (Canada) (GST/HST), and all sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and pension plan contributions, employment insurance premiums, and all other taxes and similar governmental charges, levies, or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties, or other additions associated therewith, whether or not disputed.

(kkkk)	“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

(llll)	“Tax Return” means all reports, declarations, returns, information returns, claims for refunds, elections, designations, estimates, reports, and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

(mmmm)	“Termination Fee” has the meaning set forth in Subsection 6.5(a).

(nnnn)	“Third Party Claim” has the meaning set forth in Subsection 8.6(a).

(oooo)	“TSXV” means the TSX Venture Exchange.

(pppp)	“Transaction Documents” means this Agreement and the documents set forth in Schedule 1(nnnn).

(qqqq)	“Vendors’ Indemnitees” has the meaning set forth in Section 8.4.

(rrrr)	“Working Capital” means Current Assets less Current Liabilities.

2.	PURCHASE AND SALE

2.1	Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Vendors shall sell to the Purchaser, and the Purchaser shall purchase from the Vendors, the Shares, free and clear of all Encumbrances other than Permitted Encumbrances, for the consideration specified in Section 2.2.

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2.2	Purchase Price. The aggregate consideration for the Shares shall be $500,000 cash and an aggregate of 15,545,455 Purchaser Shares, subject to adjustment under Section 2.3 (the “Purchase Price”), as follows:

(a)	as to $500,000, pay such amount in cash to the LIBB Vendor (the “LIBB Cash Consideration”);

(b)	issue to the LIBB Vendor, or its assignees, an aggregate of 7,000,000 Purchaser Shares (the “LIBB Share Consideration”), subject to the Holdback Amount; and

(c)	issue to the LIBC Vendors an aggregate of 8,545,455 Purchaser Shares, in such amounts and to such LIBC Vendors as set out in Exhibit A hereto (the “LIBC Share Consideration”).

2.3	Purchase Price Adjustment.

(a)	Holdback and Closing Adjustment.

(i)	At least two Business Days before the Closing, the LIBB Vendor shall prepare and deliver to the Purchaser a statement setting forth the estimated Working Capital of LIBB as of the Closing Date, and a certificate of a senior officer of the LIBB Vendor that the Working Capital of LIBB was prepared in accordance with GAAP as modified by this Agreement. If the Working Capital of LIBB as established pursuant to this paragraph is less than $0, the Purchaser shall hold back a number of Purchaser Shares from the LIBB Share Consideration with a value equal to such deficiency (the amount so held back, the “Holdback Amount”). Each Purchaser Share shall have a value of $0.50 for the purposes of this paragraph (i).

(ii)	The LIBB Accounts Receivable shall be for the benefit of the Purchaser.

(iii)	During the 90 days immediately following the Closing Date, the Purchaser shall prepare and deliver to the LIBB Vendor a statement setting forth the final Working Capital of LIBB as of the Closing Date, and a certificate of a senior officer of the Purchaser that the final Working Capital of LIBB was prepared in accordance with GAAP as modified by this Agreement. If the final Working Capital of LIBB is greater than the estimated Working Capital of LIBB, the Purchaser shall pay such surplus to the LIBB Vendor by the delivery of Purchaser Shares with a value equal to such surplus (but not more than the Holdback Amount). If the final Working Capital of LIBB is less than the lesser of (A) $0, and (B) the estimated Working Capital of LIBB, the LIBB Vendor shall pay such deficiency to the Purchaser through the surrender of Purchaser Shares with a value equal to such deficiency. Each Purchaser Share shall have a value of $0.50 for the purposes of this paragraph (iii).

(iv)	For the avoidance of doubt, any adjustment pursuant to this Section 2.3(a) shall be satisfied solely from, and shall be limited to, the LIBB Share Consideration.

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(b)	Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.4	Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 11:00 a.m., Vancouver time, no later than two Business Days after the last of the conditions to Closing set forth in Section 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Cassels Brock & Blackwell LLP, 885 West Georgia St, Suite 2200, Vancouver, British Columbia, V6C 3E8, or at such other time or on such other date or at such other place as the LIBB Vendor, the LIBC Vendor Representative, European High Growth Opportunities Securitization Fund (being an LIBC Vendor), and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.5	LIBC Vendor Representative.

(a)	In order to administer efficiently the determination of certain matters under this Agreement, each of the LIBC Vendors other than European High Growth Opportunities Securitization Fund hereby designate and appoint Lawrence Pemble, director of LIBC (the “LIBC Vendor Representative”) as its, his, or her, as the case may be, agent and attorney-in-fact, such designation and appointment being coupled with an interest, with full power of substitution for it, to: (i) give and receive all notices and communications on behalf of each of the relevant LIBC Vendors hereunder; (ii) make all decisions and take all actions relating to the relevant LIBC Vendors’ respective rights, obligations, and remedies under this Agreement including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce, or waive rights or conditions, to give releases and discharges, and to defend against indemnification claims of the Purchaser, provided that such decisions are not contrary in interest to the rights of the LIBC Vendors hereunder; and (iii) take all actions as are necessary or appropriate in the judgement of the LIBC Vendor Representative in connection with any of the foregoing, including retaining such counsel, accountants, and other professional advisors as the LIBC Vendor Representative reasonably deems necessary to assist it in the performance of its duties hereunder.

(b)	The LIBC Vendor Representative shall receive no compensation for services rendered other than reimbursement of out-of-pocket expenses incurred in connection with the performance of its duties, to be paid by the Vendors. Notices or communications to or from the Vendor Representative shall constitute notice to or from any applicable LIBC Vendor.

(c)	The Purchaser may rely upon any decision, act, consent or instruction of the LIBC Vendor Representative as being the decision, act, consent, or instruction of each LIBC Vendor other than European High Growth Opportunities Securitization Fund. The Purchaser is hereby relieved from any liability to any LIBC Vendor other than European High Growth Opportunities Securitization Fund for any acts taken by it in accordance with such decision, act, consent, or instruction of the LIBC Vendor Representative.

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(d)	The LIBC Vendor Representative, by signing this Agreement, accepts its responsibility as a LIBC Vendor Representative and covenants and agrees to take all such actions as a required by the LIBC Vendor Representative hereunder.

3.	Representations and Warranties of the LIBB Vendor and LIBB.

Except as set forth in the correspondingly numbered Schedules, the LIBB Vendor and LIBB represents and warrants to the Purchaser that the statements contained in this Section 3 are true and correct as of the date hereof, and will be true and correct as of the Closing Date, unless otherwise specified herein.

3.1	Corporate Status and Authorization of the LIBB Vendor. The LIBB Vendor is a corporation incorporated and validly existing under the Laws of the State of Delaware and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to the LIBB Vendor’s Knowledge, the bankruptcy, insolvency, liquidation, or winding up of the LIBB Vendor. LIBB Vendor has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The LIBB Vendor has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the LIBB Vendor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the LIBB Vendor of this Agreement and any other Transaction Documents to which the LIBB Vendor is a party, the performance by the LIBB Vendor of its obligations hereunder and thereunder and the consummation by the LIBB Vendor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the LIBB Vendor. This Agreement has been duly executed and delivered by the LIBB Vendor, and (assuming due authorization, execution, and delivery by the Purchaser), this Agreement constitutes a legal, valid, and binding obligation of the LIBB Vendor enforceable against the LIBB Vendor in accordance with its terms.

3.2	Corporate Status of LIBB. LIBB is a limited liability company validly existing under the Laws of the State of New York and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to the LIBB Vendor’s Knowledge, the bankruptcy, insolvency, liquidation, or winding up of LIBB. LIBB has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. LIBB has the corporate power and capacity to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.2 sets forth each jurisdiction in which LIBB is licensed or registered to carry on business, and LIBB is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. All corporate actions taken by LIBB in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing.

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3.3	Capitalization.

(a)	The authorized capital of LIBB consists of a single class of membership interests, all of which are owned by the LIBB Vendor, free and clear of all Encumbrances other than Permitted Encumbrances, and constitute the LIBB Shares to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All the LIBB Shares have been duly authorized, and are validly issued, fully paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all the LIBB Shares, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)	All the LIBB Shares were issued in compliance with applicable Laws. None of the LIBB Shares were issued in violation of any agreement, arrangement, or commitment to which the LIBB Vendor or LIBB is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c)	There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to any membership interests in the capital of LIBB or obligating the LIBB Vendor or LIBB to issue or sell any membership interests of, or any other interest in, LIBB, other than agreements relating to Permitted Encumbrances. LIBB does not have outstanding or authorized any share appreciation, phantom share, profit participation, or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, or other shareholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the LIBB Shares.

3.4	No Subsidiaries. LIBB does not own, or have any interest in any shares or have securities, or another ownership interest, in any other Person.

3.5	No Conflicts; Consents. The execution, delivery, and performance by the LIBB Vendor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the constating documents of the LIBB Vendor or LIBB; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the LIBB Vendor or LIBB; (c) except as set forth in Schedule 3.5, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which the LIBB Vendor or LIBB is a party or by which the LIBB Vendor or LIBB is bound or to which any of their respective Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of LIBB; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of LIBB. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the LIBB Vendor or LIBB in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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3.6	Financial Statements.

(a)	As of the date of this Agreement, complete copies of the LIBB Financial Statements have been delivered to the Purchaser. The LIBB Financial Statements (which for purposes of the remainder of this Section 3.6 shall include the Financial Statements set out in Section 6.19) have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the LIBB Financial Statements).

(b)	The LIBB Financial Statements: (i) are, or will be, based on the Books and Records of LIBB; and (ii) fairly, completely, and accurately present, or will present, in all material respects the Assets, Liabilities, and financial position of LIBB as of the respective dates they were, or will be, prepared and the results of the operations of LIBB for the periods covered thereby.

(c)	LIBB maintains a standard system of accounting established and administered in accordance with GAAP.

3.7	Undisclosed Liabilities. LIBB has no Liabilities except: (a) those that are adequately reflected or reserved against in the LIBB Balance Sheet as of the LIBB Balance Sheet Date; (b) those that have been incurred in the Ordinary Course since the LIBB Balance Sheet Date; and (c) those set forth in Schedule 3.7.

3.8	Absence of Certain Changes, Events, and Conditions. Except as set forth in Schedule 3.8, since the LIBB Balance Sheet Date, and other than in the Ordinary Course consistent with past practice, there has not been, with respect to LIBB, any:

(a)	event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the constating documents of LIBB;

(c)	split, consolidation, or reclassification of any shares in LIBB;

(d)	issuance, sale, or other disposition of any shares in LIBB, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares in LIBB;

(e)	declaration or payment of any dividends or distributions on or in respect of any shares in LIBB or redemption, retraction, purchase, or acquisition of its shares;

(f)	material change in any method of accounting or accounting practice of LIBB, except as required by GAAP or as disclosed in the notes to the LIBB Financial Statements;

(g)	material change in LIBB’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits;

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(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption, or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course consistent with past practice;

(j)	transfer, assignment, sale, or other disposition of any of the Assets shown or reflected in the LIBB Balance Sheet or cancellation of any debts or entitlements, other than in the Ordinary Course;

(k)	transfer, assignment or grant of any exclusive licence or exclusive sublicence of any material rights under or with respect to any Corporate IP or Corporate IP Agreements of LIBB;

(l)	material damage, destruction or loss (whether or not covered by insurance) to any of its Assets;

(m)	any capital investment in, or any loan to, any other Person;

(n)	acceleration, termination, material modification to or cancellation of any Material Contract to which LIBB is a party or by which it is bound;

(o)	any material capital expenditures in excess of $50,000 in the aggregate;

(p)	imposition of any Encumbrance upon any of the LIBB Shares or Assets, tangible or intangible;

(q)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, Independent Contractors, or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $20,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, Independent Contractor, or consultant;

(r)	hiring or promoting any individual as or to (as the case may be) an officer or hiring or promoting any employee below officer, except to fill a vacancy in the Ordinary Course;

(s)	adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, Independent Contractor, or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral;

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(t)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(u)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)	adoption of any amalgamation, arrangement, reorganization, liquidation, or dissolution or the commencement of any proceedings by LIBB or its creditors seeking to adjudicate LIBB as bankrupt or insolvent, making a proposal with respect to LIBB under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian, or similar official for LIBB or for any substantial part of its Assets;

(w)	purchase, lease, or other acquisition of the right to own, use, or lease any Assets for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

(x)	acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(y)	action by LIBB to make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of LIBB; or

(z)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9	Material Contracts.

(a)	Schedule 3.9(a) lists each of the following Contracts of LIBB as of the date hereof (the “Material Contracts”):

(i)	each Contract of LIBB involving aggregate consideration in excess of $50,000 and that, in each case, cannot be cancelled by LIBB without penalty or without more than 90 days’ notice;

(ii)	all Contracts that require LIBB to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)	all Contracts that provide for the indemnification by LIBB of any Person or the assumption of any Tax, Environmental, or other Liability of any Person, other than contracts entered into with suppliers, customers, or distributors in the Ordinary Course;

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(iv)	all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any Real Property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which LIBB is a party;

(vi)	all employment agreements and Contracts with Independent Contractors or consultants (or similar arrangements) to which LIBB is a party and that are not cancellable without material penalty or without more than 90 days’ notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees) of LIBB;

(viii)	all Contracts with any Governmental Authority to which LIBB is a party;

(ix)	all Contracts that limit or purport to limit the ability of LIBB to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)	any Contracts to which LIBB is a party that provide for any joint venture, partnership, or similar arrangement by LIBB;

(xi)	all shareholder agreements, pooling agreements, voting trusts, or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of LIBB to manage, or supervise the management, of the business and affairs of LIBB;

(xii)	all Contracts between or among (A) LIBB and (B) the LIBB Vendor or any Affiliate of the LIBB Vendor (other than LIBB);

(xiii)	all Collective Agreements to which LIBB is a party; and

(xiv)	any other Contract that is material to LIBB and not previously disclosed under this Section 3.9.

(b)	Except as disclosed in Schedule 3.9(b), each Material Contract is valid and binding on LIBB in accordance with its terms and is in full force and effect. None of LIBB or, to the LIBB Vendor’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

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3.10	Title to Assets; Real Property; Leases.

(a)	LIBB is the legal and beneficial owner of the personal property and other Assets reflected as owned in the LIBB Financial Statements or acquired after the LIBB Balance Sheet Date, other than Assets sold or otherwise disposed of in the Ordinary Course consistent with past practice since the LIBB Balance Sheet Date.

(b)	LIBB has a valid leasehold interest in all Real Property and personal property and other Assets reflected as leased in the LIBB Financial Statements. All such Real Property, personal property, and Assets (including leasehold interests) are free from all Encumbrances except for Permitted Encumbrances.

(c)	LIBB does not and has not directly or indirectly owned any legal or beneficial interest in any real property, other than the Real Property.

(d)	LIBB has kept and maintained the Real Property in good operating condition and repair to preserve its value and operating efficiency, normal wear and tear excepted.

(e)	Schedule 3.10(e) lists: (i) the municipal address of each parcel of Real Property; (ii) if such Real Property is leased or subleased by LIBB, the details of such lease or sublease, including the name of the landlord, the rental amount currently being paid, and the expiration of the term of such lease or sublease; and (iii) the current use of such Real Property.

(f)	With respect to the current use of the Real Property, except as would not be materially adverse to the Business:

(i)	all licences, certificates, consents, approvals, rights, permits (including building and occupancy permits), and agreements required to enable the Real Property to be used, operated and occupied in its current and intended manner are being complied with or have been obtained, or to the extent that any have not already been obtained, the same are not yet required and, if not yet required but the same are material, LIBB has no reason to believe that the same will not be available before the time that the same are so required;

(ii)	all applicable legal and contractual requirements with regard to the use, occupancy, construction, and operation thereof, including all zoning, by-laws, environmental, flood hazard, fire safety, health, handicapped facilities, building, and other laws, ordinances, codes, regulations, orders, and requirements of any governmental authority are being complied with;

(iii)	all declarations, easements, rights-of-way, covenants, conditions, and restrictions of record are being complied with;

(iv)	all building services required for the proper functioning of the Real Property have been obtained, are functioning properly and are fit and suitable for their intended purpose.

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(g)	Except as set forth in Schedule 3.10(g), and except as would not be materially adverse to the Business, with respect to leased Real Property:

(i)	the LIBB Vendor has delivered or made available to the Purchaser true, complete, and correct copies of any, and all, leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements, or modifications thereto.

(ii)	LIBB is not a sublessor or grantor under any sublease, license, occupancy agreement, or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property.

(iii)	As of the date hereof, the leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements, or modifications are in good standing and in full force and effect and no default has occurred on the part of LIBB under any of such leases (except in each case, any such default that has previously been cured).

(iv)	There is no existing condition which, but for the passage of time or the giving of notice, could result in (A) default by LIBB under the terms of any of the leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements, or modifications; or (B) default by a tenant under the terms of its lease.

(v)	There is no existing defect or condition affecting any of leased Real Property that is impairing the current use of such leased Real Property in connection with the Business and LIBB.

(h)	No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than LIBB, and there is no encroachment onto the Real Property by buildings or improvements from adjoining lands.

(i)	There are no Actions pending nor threatened against LIBB, the Real Property, or any portion thereof or interest therein which would adversely affect the assets, financial condition, Business, or operations of LIBB.

3.11	Condition and Sufficiency of Assets. Except as set forth in Schedule 3.11, the structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of LIBB are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by LIBB, together with all other Assets of LIBB, are sufficient for the continued conduct of LIBB’s Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property, and assets necessary to conduct the Business of LIBB as currently conducted.

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3.12	Intellectual Property.

(a)	Schedule 3.12(a) lists all: (i) Corporate IP Registrations of LIBB; and (ii) Corporate IP that are not registered but that are material to LIBB’s Business or operations. All required filings and fees related to the Corporate IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Corporate IP Registrations are otherwise in good standing. The LIBB Vendor has provided the Purchaser with true and complete copies of file histories, documents, certificates, examiner’s reports, office actions, correspondence, and other materials related to all Corporate IP Registrations.

(b)	Schedule 3.12(b) lists all Corporate IP Agreements of LIBB. The LIBB Vendor has provided the Purchaser with true and complete copies of all such Corporate IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each such Corporate IP Agreement is valid and binding on LIBB in accordance with its terms and is in full force and effect. Neither LIBB nor, the LIBB Vendor’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Corporate IP Agreement.

(c)	LIBB is the sole and exclusive legal and beneficial, and with respect to the Corporate IP Registrations of LIBB, registered, owner of all right, title, and interest in and to the Corporate IP reflected as owned by LIBB in the LIBB Financial Statements, and has the valid right to use all other Intellectual Property necessary for the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the LIBB Vendor has entered into binding, written agreements with every current and former employee of LIBB, and with every current and former Independent Contractor, whereby such employees and Independent Contractors: (i) assign to LIBB any ownership interest and right they may have in the Corporate IP of LIBB; and (ii) acknowledge LIBB’s exclusive ownership of all Corporate IP, except as would not reasonably be expected to have a Material Adverse Effect. The LIBB Vendor has provided the Purchaser with true and complete copies of all such agreements.

(d)	The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, LIBB’s right to own, use or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Business or LIBB’s operations as currently conducted.

(e)	LIBB’s rights in its Corporate IP are valid, subsisting, and enforceable. LIBB has taken all reasonable steps to maintain its Corporate IP and to protect and preserve the confidentiality of all trade secrets included in its Corporate IP, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)	To the LIBB Vendor’s Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes, and services of LIBB, have not infringed, misappropriated, diluted, or otherwise violated, and do not and will not infringe, dilute, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To the LIBB Vendor’s Knowledge, no Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Corporate IP of LIBB.

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(g)	There are no Actions (including any oppositions, expungement proceedings, interferences, or re-examinations) settled, pending, or, the LIBB Vendor’s Knowledge, threatened (including in the form of offers to obtain a licence): (i) alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property of any Person by LIBB; (ii) challenging the validity, enforceability, registrability, or ownership of any Corporate IP of LIBB, or LIBB’s rights with respect to any Corporate IP; or (iii) by LIBB or any other Person alleging any infringement, misappropriation, dilution, or violation by any Person of the Corporate IP of LIBB. LIBB is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any Corporate IP of LIBB.

3.13	Inventory. Except as set forth in Schedule 3.13, all Inventory of LIBB, whether or not reflected in the LIBB Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by LIBB free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process, or finished goods) are not excessive but are reasonable in the present circumstances of LIBB.

3.14	Accounts Receivable. The Accounts Receivable reflected on the LIBB Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by LIBB involving the sale of goods or the rendering of services in the Ordinary Course consistent with past practice; and (b) constitute only valid, undisputed claims of LIBB not subject to claims of set-off or other defences or counter-claims other than normal cash discounts accrued in the Ordinary Course consistent with past practice. The reserve for bad debts shown on the LIBB Balance Sheet or, with respect to Accounts Receivable arising after the LIBB Balance Sheet Date, on the accounting records of LIBB have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in notes to financial statements.

3.15	Customers and Suppliers.

(a)	Schedule 3.15(a) sets forth: (i) each customer who has paid aggregate consideration to LIBB for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent financial years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 3.15(a), LIBB has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or has notified LIBB in writing of its intention to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with LIBB.

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(b)	Schedule 3.15(b) of the Schedules sets forth: (i) each supplier to whom LIBB has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent financial years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 3.15(b), LIBB has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or has notified LIBB in writing of its intention to cease, to supply goods or services to LIBB or to otherwise terminate or materially reduce its relationship with LIBB.

3.16	Insurance. Schedule 3.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers’ compensation, vehicle, directors’ and officers’ liability, fiduciary liability, and other casualty and property insurance maintained by LIBB and relating to the Assets, Business, operations, employees, officers, and directors of LIBB (collectively, the “Insurance Policies”) and true and complete copies of each of the Insurance Policies have been made available to the Purchaser. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. LIBB has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable before Closing, will be paid before Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of LIBB. All such Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth in Schedule 3.16 there are no claims related to the Business pending under any Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. None of the LIBB Vendor or any of its Affiliates (including LIBB) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies, together with any insurance policies of the LIBB Vendor relating to the Assets, Business, operations, employees, officers, and directors of LIBB, are of the type and in the amounts customarily carried by Persons conducting a business that is similar to the Business of LIBB and are sufficient for compliance with all applicable Laws and Contracts to which LIBB is a party or by which it is bound.

3.17	Legal Proceedings; Governmental Orders.

(a)	Except as set forth in Schedule 3.17(a), there are no Actions pending or, to the LIBB Vendor’s Knowledge, threatened: (a) against or by LIBB affecting any of its Assets (or by or against the LIBB Vendor or any Affiliate thereof and relating to LIBB), except as would not reasonably be expected to have a Material Adverse Effect; or (b) against or by LIBB, the LIBB Vendor, or any Affiliate of the LIBB Vendor that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the LIBB Vendor’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b)	Except as set forth in Schedule 3.17(b) there are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting LIBB or any of its Assets. LIBB is compliance with the terms of each Governmental Order set forth in Schedule 3.17(b). To the LIBB Vendor’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.18	Compliance with Laws; Permits.

(a)	Except as set forth in Schedule 3.18(a), LIBB has complied for the last three years, and is now complying, with all Laws applicable to it or its Business or Assets.

(b)	All material Permits required for LIBB to conduct its Business have been obtained by it and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.18(b) lists all current material Permits issued to LIBB, including the names of the material Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.18(b).

3.19	Environmental Matters.

(a)	LIBB is: (i) in compliance with all applicable Environmental Laws in all material respects; and (ii) possesses and is in compliance with all material Environmental Permits necessary to operate its Business.

(b)	All such material Environmental Permits are listed in Schedule 3.19(b). The material Environmental Permits are in full force and effect. There are no Actions in progress, or, to the LIBB Vendor’s Knowledge, pending or threatened, that may result in the cancellation, revocation, or suspension of any material Environmental Permit.

(c)	None of LIBB, its Business, or its Assets are the subject of any Governmental Order issued, filed or imposed under any Environmental Law and includes any Governmental Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or disposal be reduced or eliminated.

(d)	LIBB has not received, in the past three years, any Environmental Notice alleging that LIBB is in violation of or has any Liability under any Environmental Law that is unresolved.

(e)	LIBB has not entered into or agreed to any consent, settlement, or other agreement, nor is LIBB subject to any Governmental Order in any judicial, administrative, arbitral, or other forum relating to compliance with or Liabilities under any Environmental Law.

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(f)	LIBB has not released any Hazardous Substances at, on or under any part of the Real Property, and, to the LIBB Vendor’s Knowledge, there are no Hazardous Substances present within the area bounded by the ceiling, walls, and floor of any building on any leased Real Property (and excluding anything outside these boundaries), in each case except as would not reasonably be expected to result in a material Liability under any Environmental Law.

(g)	LIBB has made available to the Purchaser all Environmental audits, assessments, reports, and similar reviews and all material correspondence regarding Environmental matters, to the extent that such records are in the possession or under the control of the LIBB Vendor or LIBB.

(h)	Neither the LIBB Vendor nor LIBB is aware of or reasonably anticipates, as of the Closing Date, any condition, event, or circumstance concerning the Release or regulation of Hazardous Substances that might, after the Closing Date, prevent, impede or increase the costs associated with the ownership, lease, operation, performance, or use of the Business or Assets of LIBB as currently carried out, in any material respect.

3.20	Benefit Plans.

(a)	Schedule 3.20(a) contains a true and complete list of all Benefit Plans and all material documents that support each Benefit Plan. LIBB is not a party to or bound by, nor does LIBB have any Liability with respect to, any Benefit Plans other than those listed in Schedule 3.20(a).

(b)	Each Benefit Plan complies in all material respects with and is, and has been, established, registered (where required by Law), administered, funded, and invested in accordance with Law and the terms of such Benefit Plans in all material respects, including the terms of the material documents that support such Benefit Plans.

(c)	With respect to each Benefit Plan, true and complete copies of each of the following documents, if applicable, have been made available to the Purchaser: (i) the document(s) establishing the current terms of the Benefit Plan; and (ii) all other Contracts material to the Benefit Plan.

(d)	No Benefit Plan is a pension plan, and none of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees of LIBB or to the beneficiaries or dependents of such Employees or former employees.

(e)	Except as set forth in Schedule 3.20(e), LIBB does not have any obligation to pay any change-in-control, sale, completion, incentive, stay, retention, or similar bonuses or payments to any current or former employee as a result of the transactions contemplated by this Agreement.

(f)	Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to LIBB other than ordinary administrative expenses typically incurred in a termination event. LIBB has no commitment or obligation and has not made any representations to any employee, officer, director, Independent Contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or continue any Benefit Plan or any Collective Agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

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(g)	Except as set forth in Schedule 3.20(g), LIBB has not received any notice in writing of any pending investigations, and, to the LIBB Vendor’s Knowledge, there are no pending or threatened investigations, by any Governmental Authority involving or relating to any Benefit Plan or any claims (except for claims for benefits payable in the Ordinary Course operation of the Benefit Plans) or Actions against LIBB in respect of any Benefit Plan.

(h)	Each individual who is classified by LIBB as an Independent Contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

3.21	Employment Matters.

(a)	Schedule 3.21(a) sets forth the list of Employees, which indicates: (i) the titles of all Employees and the location of their employment; (ii) the date each Employee was hired; (iii) which Employees are subject to a written employment agreement with LIBB; (iv) the annual wage of each Employee at the date of such list, any bonuses paid to each Employee since the end of LIBB’s last completed financial year and before the date of such list and all other bonuses, incentive schemes, benefits, commissions and other compensation to which each Employee is entitled; (v) the vacation days to which each Employee is entitled on the date of such list; and (vi) the Employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident, or other disabling condition.

(b)	Schedule 3.21(b) lists: (i) all Contracts with any Employee who is a manager or executive of LIBB or is being provided with an annual compensation of more than $50,000; and (ii) all Contracts that provide for severance, termination, or similar payments or entitlements, including on a change of control of LIBB.

(c)	Correct and complete copies of all the Contracts set out in Schedule 3.21(b) have been made available to the Purchaser and templates of the Contracts that describe all of the material terms of the Contracts relating to the list of Employees set out in Schedule 3.21(a) have been made available to the Purchaser.

(d)	All Employees are subject to a written employment contract with LIBB. No Employees are subject to an oral employment contract with LIBB, and no Employees have any oral entitlements in addition to their entitlements under their written employment contracts with LIBB.

(e)	LIBB is not currently, and has not been, a party to any Collective Agreement. No trade union, council of trade unions, employee bargaining agency, or affiliated bargaining agent holds bargaining rights with respect to any of the Employees including by way of certification, interim certification, voluntary recognition, or related employer or successor employer rights, or, to the LIBB Vendor’s Knowledge, has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.

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(f)	Schedule 3.21(f) lists: (i) all Persons who are currently performing services for LIBB as Independent Contractors under a Contract; and (ii) the current rate of compensation and total fees paid during the 12-month period ending on January 31, 2019 of each such Person. Substantially all the Independent Contractors provide services to LIBB under standard form agreements, and a copy of each standard form agreement has been made available to the Purchaser.

(g)	Except as disclosed in Schedule 3.21(g), in the five years before the date of this Agreement, no notice in writing has been received by LIBB of any complaint filed by any of its Employees or former employees against LIBB or any current or former director or officer thereof or, to the LIBB Vendor’s Knowledge, is threatened or pending, claiming or alleging that LIBB has violated any Laws applicable to the employee or human rights or of any complaints or Actions of any kind involving LIBB or any of the Employees before any Governmental Authority, including a labour relations board, tribunal, or commission.

(h)	No Employee has stated that he or she will resign or retire or cease to provide work or services because of the closing of the transactions contemplated by this Agreement.

(i)	There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment, or increased assessment which LIBB has received before the date of this Agreement during the past five years from any workplace safety and insurance or workers’ compensation board or similar Governmental Authority in any jurisdiction where the Business is carried on that remain unpaid.

(j)	There are no outstanding Governmental Orders nor any pending charges made under any legislation of any applicable jurisdiction with respect to any aspect of the occupational health and safety of employees relating to LIBB or the Business and there have been no fatal or critical accidents within the last five years that might reasonably be expected to lead to charges involving LIBB thereunder. LIBB has complied with all Governmental Orders issued under such legislation in all material respects.

3.22	Taxes. Except as set forth in Schedule 3.22:

(a)	LIBB has duly and timely filed all its U.S. federal income Tax Returns and all other material Tax Returns with all appropriate Governmental Authorities. Each such Tax Return was true, correct, and complete in all material respects. All material Taxes due and payable by LIBB for periods (or portions thereof) ending before the Closing Date (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been paid.

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(b)	No Governmental Authority of a jurisdiction in which LIBB has not filed a Tax Return has made any written claim that LIBB is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. To the Knowledge of LIBB, there is no basis for a claim that LIBB is subject to Tax in a jurisdiction in which LIBB does not file Tax Returns.

(c)	To the Knowledge of LIBB, there are no matters under audit or appeal with any Governmental Authority relating to Taxes of LIBB.

(d)	True copies of all material Tax Returns prepared and filed by LIBB during the past four years, together with any notices of assessment of LIBB during the past four years, have been made available to the Purchaser on or before the date of this Agreement.

(e)	Adequate provision has been made in accordance with GAAP in the Books and Records for all Taxes payable in respect of the Business or the Assets.

(f)	LIBB has not received any notice from any Governmental Authority that it is taking steps to assess any additional Taxes against LIBB for any period for which Tax Returns have been filed and there are no actual or pending audit investigations or other Actions of, or against, LIBB by any Governmental Authority relating to Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against LIBB.

(g)	LIBB has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax return covering any Taxes for which LIBB is or may be liable; (ii) LIBB is required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess or collect Taxes for which LIBB may be liable.

(h)	LIBB has duly and timely withheld or collected the proper amount of Taxes that are required by Law to withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer, or director) and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by LIBB.

(i)	LIBB is not a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement (other than agreements or arrangements the primary purpose of which is not Tax).

(j)	No Tax rulings have been requested or issued by any Tax authority with respect to LIBB.

(k)	LIBB will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.

(l)	Schedule 3.22(l) sets forth all foreign jurisdictions in which LIBB is subject to Tax, is engaged in business or has a permanent establishment.

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3.23	Related Party Transactions.

Except as set forth in Schedule 3.23:

(a)	LIBB has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, trustee, or shareholder or any Person with whom LIBB is not dealing at arm’s length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a “Related Person”).

(b)	Neither the LIBB Vendor nor any Affiliate of the LIBB Vendor (each, a “Related Party”) is a party to any Contract with LIBB, no Related Party is indebted to LIBB and LIBB is not indebted to any Related Party.

(c)	No Related Person: (i) possesses, directly or indirectly, any financial interest in, or is a director, officer, or employee of, any Person which is a competitor or supplier, dealer, lessor, or lessee of LIBB; or (ii) has any interest in any assets used or held for use by LIBB.

3.24	Books and Records. The Books and Records of LIBB are complete and correct in all material respects and have been maintained in accordance with sound business practices. LIBB has used commercially reasonable efforts to make available to the Purchaser all Books and Records of LIBB. The minute books of LIBB contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of LIBB, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. At the Closing, all the Books and Records will be in the possession of LIBB.

3.25	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LIBB or the LIBB Vendor.

3.26	Anti-Money Laundering and Anti-Corruption Practices.

(a)	Neither LIBB nor any of its directors, officers, or employees or, to the LIBB Vendor’s Knowledge, agents, consultants, or representatives:

(i)	has violated, and the LIBB Vendor’s execution and delivery of and performance of its obligations under this Agreement will not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive, or regulation under the authority of any of the foregoing, or any orders or licenses issued thereunder in each case to which either LIBB or the LIBB Vendor is subject;

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(ii)	has, in the course of its actions for, or on behalf of, LIBB (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person; (C) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), or other similar Laws of other jurisdictions; (D) violated or taken any act that would violate the Special Economic Measures Act (Canada) or other similar Laws of other jurisdictions; or (E) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) or other similar Laws of other jurisdictions, in each case to which LIBB is subject; or

(iii)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations, or other similar applicable Canadian, United States, or other foreign Laws.

3.27	No Other Representations; Non-Reliance. Except for the representations and warranties contained in this Section 3 (including the related portions of the Disclosure Schedules) and the Transaction Documents, none of the LIBB Vendor, LIBB, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the LIBB Vendor or LIBB. Without limiting the generality of the foregoing, none of the LIBB Vendor, LIBB, or any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of LIBB. The LIBB Vendor has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Purchaser for such purpose. The LIBB Vendor acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, the LIBB Vendor has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Section 5 of this Agreement (including the related portions of the Schedules) and the Transaction Documents; and (b) neither the Purchaser nor any other Person has made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Section 5 of this Agreement (including the related portions of the Schedules) and the Transaction Documents.

4.(a)	Representations and Warranties of the LIBC Vendors.

The LIBC Vendors, severally but not jointly, represent and warrant to the Purchaser that the statements contained in this Section 4(a) are true and correct as of the date hereof, and will be true and correct as of the Closing Date, unless otherwise specified herein.

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4.1	Authorization and Ownership of the LIBC Vendors. Each of the LIBC Vendors has the power and capacity to enter into this Agreement and the other Transaction Documents to which such LIBC Vendor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the LIBC Vendors of this Agreement and any other Transaction Documents to which the LIBC Vendors is a party, the performance by the LIBC Vendors of its obligations hereunder and thereunder and the consummation by the LIBC Vendors of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the each LIBC Vendor that is a corporate entity. This Agreement has been duly executed and delivered by the LIBC Vendors, and (assuming due authorization, execution, and delivery by the Purchaser), this Agreement constitutes a legal, valid, and binding obligation of the LIBC Vendors enforceable against each of the LIBC Vendors in accordance with its terms. Each LIBC Vendor is the registered and beneficial owner of the LIBC Shares set out next to their name on Exhibit A, free and clear of all Encumbrances other than Permitted Encumbrances. No person has any option or right to purchase or otherwise acquire LIBC Shares from such LIBC Vendor, except pursuant to a Permitted Encumbrance.

4. (b)	Representations and Warranties of LIBC

LIBC represents and warrants to the Purchaser that the statements contained in this Section 4(b) are true and correct as of the date hereof, and will be true and correct as of the Closing Date, unless otherwise specified herein.

4.2	Corporate Status of LIBC. LIBC is a corporation incorporated and validly existing under the Laws of the Province of British Columbia and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to LIBC’s Knowledge, the bankruptcy, insolvency, liquidation, or winding up of LIBC. LIBC has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. LIBC has the corporate power and capacity to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. LIBC is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. All corporate actions taken by LIBC in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing.

4.3	Capitalization.

(a)	The authorized capital of LIBC consists of an unlimited number of common shares of which only the LIBC Shares are issued and outstanding and constitute the LIBC Shares to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All the LIBC Shares have been duly authorized, and are validly issued, fully paid, and non-assessable, and to LIBC’s Knowledge the LIBC Vendors are the registered and beneficial owner of the LIBC Shares, free and clear of all Encumbrances other than Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all the LIBC Shares, free and clear of all Encumbrances other than Permitted Encumbrances.

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(b)	All the LIBC Shares were issued in compliance with applicable Laws. None of the LIBC Shares were issued in violation of any agreement, arrangement, or commitment to which LIBC is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c)

There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to any shares in the capital of LIBC or obligating LIBC to issue or sell any shares of, or any other interest in, LIBC. LIBC does not have outstanding or authorized any share appreciation, phantom share, profit participation, or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, or other shareholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the LIBC Shares, except pursuant to Permitted Encumbrances.

4.4	No Subsidiaries. LIBC does not own, or have any interest in any shares or have securities, or another ownership interest, in any other Person.

4.5	No Conflicts; Consents. The execution, delivery, and performance by LIBC of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the constating documents of LIBC; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to LIBC; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which LIBC is a party or by which LIBC is bound or to which any of its Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of LIBC; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of LIBC. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to LIBC in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.6	Financial Statements.

(a)	As of the date of this Agreement, LIBC has Working Capital of not less than $400,000 (inclusive of the proceeds of loans by LIBC to LIBB), as disclosed in the unaudited LIBC Financial Statements.

(b)	As of the Closing Date, complete and audited copies of the LIBC Financial Statements will have been delivered to the Purchaser.

(c)	The LIBC Financial Statements will have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the LIBC Financial Statements).

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(d)	The LIBC Financial Statements: (i) are based on the Books and Records of LIBC; and (ii) fairly, completely, and accurately present in all material respects the Assets, Liabilities, and financial position of LIBC as of the respective dates they were prepared and the results of the operations of LIBC for the periods covered thereby.

(e)	LIBC maintains a standard system of accounting established and administered in accordance with IFRS.

4.7	Undisclosed Liabilities. LIBC has no Liabilities except: (a) those that are adequately reflected or reserved against in the LIBC Balance Sheet as of the LIBC Balance Sheet Date; and (b) those that have been incurred in the Ordinary Course consistent with past practice since the LIBC Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

4.8	Certain Matters. (a) LIBC has not entered into any material Contracts; (b) LIBC does not own or lease any Real Property, personal property, or other Assets; (c) LIBC does not own or license any Intellectual Property; (d) LIBC does not have any Inventory, Accounts Receivable, customers, suppliers, or Insurance Policies; and (e) LIBC does not have, nor has it ever had, any Employees or Benefit Plans.

4.9	Legal Proceedings; Governmental Orders.

(a)	There are no Actions pending or, to LIBC’s Knowledge, threatened: (a) against or by LIBC (or by or against the LIBC Vendors or any Affiliate thereof and relating to LIBC); or (b) against or by LIBC, or any Affiliate of LIBC that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting LIBC. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

4.10	Books and Records. The Books and Records of LIBC, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of LIBC contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of LIBC, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. At the Closing, all the Books and Records will be in the possession of LIBC.

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4.11	GST Number. LIBC is registered for GST purposes under Part IX of the Excise Tax Act (Canada) under registration number 723 005 286 RT001.

4.12	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LIBC.

4.13	Full Disclosure. No representation or warranty by LIBC in this Agreement and no statement contained in the Schedules or any certificate or other document furnished or to be furnished to the Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading.

5.	Representations and Warranties of the Purchaser.

Except as set forth in the correspondingly numbered Schedules, the Purchaser represents and warrants to the Vendors that the statements contained in this Section 5 are true and correct as of the date hereof.

5.1	Corporate Status and Authorization of the Purchaser. The Purchaser is a corporation incorporated and validly existing under the Laws of the Province of British Columbia and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Purchaser has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Purchaser has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and any other Transaction Document to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution, and delivery by the Vendors) this Agreement constitutes a legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

5.2	No Conflicts; Consents. The execution, delivery, and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, Notice of Articles, or other constating documents of the Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which the Purchaser is a party. Except as set forth in Schedule 5.2, no consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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5.3	Capitalization.

(a)	The authorized capital of the Purchaser consists of an unlimited number of Purchaser Shares, of which 5,650,000 are issued and outstanding. All of the outstanding Purchaser Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares.

(b)	All the Purchaser Shares were issued in compliance with applicable Laws. None of the Purchaser Shares were issued in violation of any agreement, arrangement, or commitment to which the Purchaser is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c)	An aggregate of 565,000 options to purchase Purchaser Shares are issued and outstanding, each with an exercise price of $0.10 per option and each expiring April 18, 2023. An aggregate of 200,000 warrants to purchase Purchaser Shares are issued and outstanding, each with an exercise price of $0.10 per warrant and each expiring April 18, 2020. Except as set forth in this Subsection 5.3(c), there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to any securities in the capital of, or any other interest in, the Purchaser or obligating the Purchaser to issue or sell any securities in the capital of, or any other interest in, the Purchaser, other than in connection with this Agreement and the financing contemplated by Section 6.18.

5.4	Financial Statements.

(a)	Complete copies of the Purchaser Financial Statements have been delivered to the LIBB Vendor and the LIBC Vendors’ Representative. The Purchaser Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Purchaser Financial Statements).

(b)	The Purchaser Financial Statements: (i) are based on the Books and Records of Purchaser; and (ii) fairly, completely, and accurately present in all material respects the Assets, Liabilities, and financial position of the Purchaser as of the respective dates they were prepared and the results of the operations of the Purchaser for the periods covered thereby.

(c)	The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP.

5.5	Undisclosed Liabilities. The Purchaser has no Liabilities except: (a) those that are adequately reflected or reserved against in the Purchaser Financial Statements; and (b) those that have been incurred in the Ordinary Course consistent with past practice since the date of the most recent Purchaser Financial Statements and that are not, individually or in the aggregate, material in amount.

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5.6	Absence of Certain Changes, Events, and Conditions. Since the most recent date of the Purchaser Financial Statements, and other than in the Ordinary Course consistent with past practice, there has not been, with respect to the Purchaser, any:

(a)	event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the constating documents of the Purchaser;

(c)	split, consolidation, or reclassification of any shares in the Purchaser;

(d)	issuance, sale, or other disposition of any shares in the Purchaser, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares in the Purchaser;

(e)	declaration or payment of any dividends or distributions on or in respect of any shares in the Purchaser or redemption, retraction, purchase, or acquisition of its shares;

(f)	material change in any method of accounting or accounting practice of the Purchaser, except as required by GAAP or as disclosed in the notes to the Purchaser Financial Statements;

(g)	material change in the Purchaser’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption, or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course consistent with past practice;

(j)	transfer, assignment, sale, or other disposition of any of the Assets shown or reflected in the Purchaser Financial Statements or cancellation of any debts or entitlements, other than in the Ordinary Course;

(k)	transfer, assignment or grant of any licence or sublicence of any material rights under or with respect to any Corporate IP or Corporate IP Agreements of the Purchaser;

(l)	material damage, destruction, or loss (whether or not covered by insurance) to any of its Assets;

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(m)	any capital investment in, or any loan to, any other Person;

(n)	acceleration, termination, material modification to or cancellation of any Material Contract to which the Purchaser is a party or by which it is bound;

(o)	any material capital expenditures in excess of $50,000 in the aggregate;

(p)	imposition of any Encumbrance upon any of the Purchaser Shares or Assets, tangible or intangible;

(q)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, Independent Contractors, or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $20,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, Independent Contractor, or consultant;

(r)	hiring or promoting any individual as or to (as the case may be) an officer or hiring or promoting any employee below officer, except to fill a vacancy in the Ordinary Course;

(s)	adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, Independent Contractor, or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral;

(t)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(u)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)	adoption of any amalgamation, arrangement, reorganization, liquidation, or dissolution or the commencement of any proceedings by the Purchaser or its creditors seeking to adjudicate the Purchaser as bankrupt or insolvent, making a proposal with respect to the Purchaser under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian, or similar official for the Purchaser or for any substantial part of its Assets;

(w)	purchase, lease, or other acquisition of the right to own, use, or lease any Assets for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

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(x)	acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(y)	action by the Purchaser to make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Purchaser; or

(z)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.7	Public Documents. The information and statements set forth in the Purchaser Public Documents are up-to-date, contain all disclosure required under applicable securities laws in Canada and by the policies of the TSXV, and contain no “misrepresentation” (as defined in the Securities Act (British Columbia)) as at the respective dates of such information, and Purchaser has not filed any confidential material change reports which shall continue to be confidential as of the Closing Time.

5.8	Sufficiency of Funds. The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the LIBB Cash Consideration and consummate the transactions contemplated by this Agreement.

5.9	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser, except for 890,000 Purchaser Shares to be issued as a finder’s fee.

5.10	Legal Proceedings. There are no Actions pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser or any Affiliate of the Purchaser: (a) against or by the Purchaser affecting any of its Assets, except as would not reasonably be expected to have a Material Adverse Effect; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.11	No Other Representations; Non-Reliance. Except for the representations and warranties contained in this Section 5 (including the related portions of the Schedules) and the Transaction Documents, neither the Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser. Without limiting the generality of the foregoing, neither Purchaser nor any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Purchaser. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of LIBB and LIBC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Vendors, LIBB, and LIBC for such purpose. The Purchaser acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Vendors, LIBB, and LIBC set forth in Sections 3 and 4 of this Agreement (including the related portions of the Schedules) and the Transaction Documents; and (b) none of the Vendors, LIBB, LIBC or any other Person has made any representation or warranty as to the Vendors, LIBB, or LIBC or this Agreement, except as expressly set forth in Sections 3 and 4 of this Agreement (including the related portions of the Schedules) and the Transaction Documents.

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6.	COVENANTS.

6.1	Conduct of Business Before the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), each of the Vendors shall, and shall cause LIBB or LIBC, as applicable, to: (x) conduct the Business of LIBB or LIBC, as applicable, in the Ordinary Course consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and Business of LIBB or LIBC, as applicable, and to preserve the rights, franchises, goodwill, and relationships of such company’s employees, customers, lenders, suppliers, regulators, and others having business relationships therewith. Without limiting the foregoing, from the date hereof until the Closing Date, the Vendors shall cause LIBB or LIBC, as applicable, to:

(a)	preserve and maintain all its Permits;

(b)	pay its debts, Taxes, and other obligations when due;

(c)	maintain the Assets owned, operated, or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)	defend and protect its Assets from infringement or usurpation;

(f)	perform all its obligations under all Contracts relating to or affecting its Assets or Business;

(g)	maintain its Books and Records in accordance with past practice;

(h)	not make any loans, advances, or capital contributions to any Person other than all Liabilities owed by LIBB to the LIBB Vendor or any other Related Party;

(i)	not (A) make, change, revoke, or permit LIBB or LIBC, as applicable, to make, change, or revoke any Tax election, or file or cause to be filed an amended Tax Return, unless required by Law; or (B) make, or permit LIBB or LIBC, as applicable, to make, any change in any Tax or accounting methods or policies or systems of internal accounting controls, except to conform to changes in Laws related to Taxes or accounting requirements;

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(j)	not (A) terminate (otherwise than for cause) the employment or services of any director, officer, or manager except as contemplated by Schedule 3.21(a); or (B) grant any severance or termination pay to any director, officer, or manager or any other employee, except as required under any existing Contract or Benefit Plan or as required by Law;

(k)	comply in all material respects with all applicable Laws; and

(l)	not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.8 to occur.

6.2	Access to Information. From the date hereof until the Closing, LIBC shall, and the LIBB Vendor shall cause LIBB, to: (a) upon reasonable notice, afford the Purchaser and its Representatives full and free access to and the right to inspect all of the Assets, premises, Books and Records, Contracts, and other documents and data related to LIBB or LIBC, as applicable, during normal business hours; (b) furnish the Purchaser and its Representatives with such financial, operating, and other data and information related to LIBB or LIBC, as applicable, as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Vendors and LIBB or LIBC, as applicable, to cooperate with the Purchaser in its investigation of such organization. Any investigation under this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Vendors, LIBB, or LIBC, as applicable. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by any of the Vendors in this Agreement.

6.3	No Solicitation of Other Bids.

(a)	The Vendors shall not, and shall not authorize or permit any of their respective Affiliates (including LIBB and LIBC) or any of their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Vendors shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including LIBB or LIBC, as applicable) and all their Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than the Purchaser or any of its Affiliates) concerning: (i) a merger, amalgamation, arrangement, liquidation, recapitalization, share exchange, or other business combination transaction involving LIBB or LIBC, as applicable; (ii) the issuance or acquisition of shares in the capital, or other equity securities, of LIBB or LIBC, as applicable; or (iii) the sale, lease, exchange or other disposition of substantially all or any significant portion of the Assets of LIBB or LIBC.

(b)	In addition to the other obligations under this Section 6.3, the Vendors shall promptly (and in any event within three Business Days after receipt thereof by any of the Vendors or their Representatives) advise the Purchaser orally and in writing of any: (i) Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iii) the identity of the Person making the same.

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(c)	The Vendors agrees that the rights and remedies for non-compliance with this Section 6.3 shall include having such provision specifically enforced by any court of competent equitable jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that monetary damages would not provide an adequate remedy for the Purchaser.

6.4	Superior Proposals.

(a)	“Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by any Party that

(i)	did not result from a material breach of this Section 6.4;

(ii)	is on terms that the board of directors of the LIBB Vendor determines in good faith (after consultation with outside counsel and its financial advisor) to be superior from a financial point of view to the LIBB Vendor and its stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by the Purchaser in response to such an Acquisition Proposal and the identity of the person making such proposal to enter into an Acquisition Proposal); and

(iii)	is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(b)	Notwithstanding Section 6.3, the LIBB Vendor and LIBB, and any of their respective Representatives, may:

(i)	enter into discussions or negotiations with, and provide any information to, any Person concerning a possible Acquisition Proposal; and

(ii)	enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal,

solely in the manner and to the extent hereafter expressly set forth in this Section 6.4 in response to an Acquisition Proposal that did not result from a breach of Section 6.3 and is reasonably likely to result in a Superior Proposal, only if the board of directors of the LIBB Vendor shall have determined in good faith, after consultation with its outside counsel and financial advisor, that a failure to do so would be inconsistent with the fiduciary duties of the board of directors of the LIBB Vendor under Law.

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(c)	The LIBB Vendor shall keep the Purchaser fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, including any modifications or proposed modifications to the material terms thereof. The LIBB Vendor shall provide the Purchaser with at least 48 hours prior notice of any meeting of the board of directors of the LIBB Vendor (or such lesser notice as is provided to the members of the board) at which the board of directors of the LIBB Vendor is reasonably expected to consider any Acquisition Proposal.

(d)	Notwithstanding any other provision of this Agreement, at no time shall the board of directors of the LIBB Vendor be permitted to enter into any agreements or other instruments (whether or not binding) regarding a Superior Proposal, unless:

(i)	the LIBB Vendor has given the Purchaser at least three Business Days’ prior written notice that the board of directors of the LIBB Vendor intends to enter into such agreement or other instrument, which notice shall include, to the extent not yet disclosed to the Purchaser, the identity of the Person making the Superior Proposal, the material terms thereof and a true and complete copy of the proposed agreement or proposal with respect to such Superior Proposal;

(ii)	during the three Business Day period commencing on the date of receipt by the Purchaser of such notice, the LIBB Vendor and LIBB and their respective Representatives shall negotiate in good faith with the Purchaser and its Representatives, to the extent the Purchaser desires to so negotiate, so that the Purchaser may propose in writing a binding offer to make such adjustments to the terms and conditions of this Agreement to enable the board of directors of the LIBB Vendor to determine that the Superior Proposal referred to in such notice no longer constitutes a Superior Proposal; and

(iii)	at the end of such three Business Day period, the board of directors of the LIBB Vendor shall have considered in good faith and given effect to the terms of such binding offer and shall have determined in good faith, after consultation with its outside counsel and financial advisor, that the Superior Proposal, referred to in such notice continues to constitute a Superior Proposal;

(iv)	any proposed amendment or modification to the material terms of any such Superior Proposal shall require a new written notice to the Purchaser from the LIBB Vendor and a new three Business Day notice and negotiation period shall thereupon commence under this Section 6.4);

(v)	the LIBB Vendor did not breach any provision of this Section 6.4 in connection with the preparation or making of such Superior Proposal and the LIBB Vendor has complied with the other terms of this Section 6.4;

(vi)	the LIBB Vendor concurrently terminates this Agreement pursuant to Subsection 9.1(e); and

(vii)	the LIBB Vendor has previously, or concurrently with the termination of this Agreement will have, paid to the Purchaser the Termination Fee and the Purchaser Expenses as set forth in Section 6.5.

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6.5	Termination Fee; Purchaser Expenses. If this Agreement is terminated pursuant to Subsection 9.1(e):

(a)	the LIBB Vendor pay to the Purchaser a termination fee of $100,000 (the “Termination Fee”), and

(b)	the out-of-pocket expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby (the “Purchaser Expenses”),

both by wire transfer in immediately available funds to an account specified by the Purchaser, within two Business Days following the termination of this Agreement.

6.6	Notice of Certain Events.

(a)	From the date hereof until the Closing, the LIBB Vendor and/or the LIBC Vendor Representative, as applicable, shall promptly notify the Purchaser in writing of any:

(i)	fact, circumstance, event or action the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the applicable Vendor(s) hereunder not being true and correct; or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii)	notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Documents;

(iii)	notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Documents; and

(iv)	Actions commenced or, to the applicable Vendor’s Knowledge, threatened against, relating to, or involving or otherwise affecting such the Vendor(s) or LIBB or LIBC, as applicable, that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement or any other Transaction Documents.

(b)	The Purchaser’s receipt of information under this Section 6.6 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by any of the Vendors in this Agreement (including Sections 8.2, Section 8.3, and Subsection 9.1(b)) and shall not be deemed to amend or supplement the Schedules.

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6.7	Resignations and Releases.

(a)	The LIBB Vendor shall deliver to the Purchaser, in form satisfactory to the Purchaser in its sole discretion: (i) written resignations, effective as of the Closing Date, of the officers and directors of LIBB, and (ii) releases of LIBB by such officers and directors; and

(b)

LIBC shall deliver to the Purchaser, in form satisfactory to the Purchaser in its sole discretion: (i) written resignations, effective as of the Closing Date , of the officers and directors of LIBC, and (ii) releases of LIBC by such officers and directors.

6.8	Confidentiality.

(a)	All of the information, records, books, and data disclosed to a party and/or its Representatives, or to which a party and/or its Representatives are given access, including, but not limited to, that which relates to the terms of this Agreement and all discussions between the parties (collectively, the “Confidential Information”), will be used by such party solely with respect to the transactions contemplated by this Agreement and will be treated on a confidential basis. Confidential Information shall not include information that is now or subsequently becomes generally available to the public through no fault or breach of the receiving party, information that was known by or in the possession of the receiving party or its representatives on a non-confidential basis, as established by documentary evidence, prior to being disclosed by the disclosing party, or information that has been independently acquired or developed as established by documentary evidence by the receiving party or its representatives without violating any of its obligations under this Agreement.

(b)	Each of the parties covenants to each other that they will not at any time, other than in accordance with the terms of this Agreement, disclose the Confidential Information of the other to any Person without the prior written approval of the disclosing party, or use any such Confidential Information for any purpose, other than for the transactions contemplated by this Agreement, unless specifically pre-approved in writing by the disclosing party. None of the parties will make any public announcement concerning the transactions contemplated by this Agreement or related negotiations without the prior written approval (such approval not to be unreasonably withheld) of the Purchaser, the LIBB Vendor or LIBC, as applicable, except as may be required by law or the policies of the TSXV or by U.S. securities Laws in circumstances where prior consultation with the other parties is not practicable and a copy of such announcement is provided to the Purchaser, the LIBB Vendor or LIBC, as applicable. This Subsection 6.8(b) shall not restrict the ability of the receiving parties to provide copies of this Agreement to their respective Representatives on a need to know and confidential basis, provided that such Representatives are subject to confidentiality duties or obligations to the receiving party that are no less restrictive than the terms and conditions of this Agreement. The receiving party shall be liable for any actions taken by any of its Representatives that would be deemed a breach of this Agreement if those actions had been taken by the receiving party.

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(c)	Notwithstanding anything else to the contrary in this Section 6.8, this Section 6.8 shall not restrict the disclosure of Confidential Information to the extent required by applicable Laws or regulations or by any subpoena, court order, or similar legal process, including to the extent required under the federal securities laws of the United States or Canada. If the receiving party is required to disclose by Law, regulation, subpoena, court order, or similar legal or regulatory process, any Confidential Information, the receiving party shall (i) except as limited by applicable Law, subpoena, order, or other legal or regulatory process, make reasonable efforts to give the disclosing party written notice of such request or requirement so that the disclosing party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (ii) cooperate with the disclosing party, at the disclosing party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained or the disclosing party waives its right to seek such order or other remedy, the receiving party (or such other Persons to whom such request is directed) shall, without liability under this Agreement, furnish only that portion of the Confidential Information which is legally required to be disclosed.

(d)	This Section 6.8 shall survive Closing for a period of 24 months.

6.9	Personal Information Privacy. The Purchaser shall, at all times, comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchaser by the Vendors, LIBB, or LIBC under this Agreement. The Purchaser shall only collect, use, or disclose such Personal Information for the purposes of investigating LIBB, LIBC, and their respective Businesses as contemplated in this Agreement and completing the transactions contemplated in this Agreement. The Purchaser shall safeguard all Personal Information collected from the Vendors, LIBB, or LIBC in a manner consistent with the degree of sensitivity of the Personal Information and maintain, at all times, the security and integrity of the Personal Information.

6.10	Non-Competition; Non-Solicitation.

(a)	For a period of two years commencing on the Closing Date (the “Restricted Period”), the LIBB Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Business in North America; (ii) have an interest in any Person that engages directly or indirectly in the Business in North America in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between LIBB or LIBC, as applicable, and their respective customers or suppliers. Notwithstanding the foregoing, the LIBB Vendor may own, directly or indirectly, solely as an investment, securities of any Person traded on any stock exchange if the LIBB Vendor is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

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(b)	During the Restricted Period, the LIBB Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Employee or encourage any Employee to leave his or her employment or hire any Employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided that nothing in this Subsection 6.10(b) shall prevent the LIBB Vendor or any of its Affiliates from hiring: (i) any Employee whose employment has been terminated by LIBB or the Purchaser; or (ii) after 180 days from the date of termination of employment, any Employee whose employment has been terminated by the Employee.

(c)	During the Restricted Period, the LIBB Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of LIBB or LIBC or potential clients or customers thereof for purposes of diverting their business or services therefrom.

(d)	The LIBB Vendor acknowledges that a breach or threatened breach of this Section 6.10 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by the LIBB Vendor of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance, and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

(e)	The LIBB Vendor acknowledges that the restrictions contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser’s entering into this Agreement and consummating the transactions contemplated by this Agreement. The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f)	Restrictive Covenant. The parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by the LIBB Vendor under this Agreement with respect to the Business (collectively, the “Restrictive Covenants”). Accordingly, the parties hereto acknowledge and agree that: (i) no proceeds shall be received or receivable by the LIBB Vendor for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of any of the Shares.

6.11	Governmental Filings, Approvals, and Consents.

(a)	The LIBB Vendor, LIBC and the Purchaser shall use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.5.

(b)	If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which either LIBB or LIBC is a party is not obtained before the Closing, the applicable party shall, after the Closing, cooperate with the Purchaser and LIBB or LIBC, as applicable, in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable.

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6.12	Books and Records.

(a)	To facilitate the resolution of any claims made against or incurred by the Vendors before the Closing, or for any other reasonable purpose, for a period of three years after the Closing, the Purchaser shall:

(i)	retain the Books and Records (including personnel files) of the LIBB and LIBC relating to periods before the Closing in a manner reasonably consistent with the prior practices thereof; and

(ii)	upon reasonable notice, afford the Representatives of the applicable Vendor(s) reasonable access (including the right to make, at the Vendor’s expense, photocopies), during normal business hours, to the Books and Records.

(b)	To facilitate the resolution of any claims made by or against or incurred by LIBB or LIBC after the Closing, or for any other reasonable purpose, for a period of three years after the Closing, the Vendors shall:

(i)	retain the Books and Records (including personnel files) of such Vendor(s) which relate to LIBB or LIBC, as applicable, and its operations for periods before the Closing; and

(ii)	upon reasonable notice, afford the Representatives of the Purchaser, LIBB, or LIBC, as applicable, reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to the Books and Records.

(c)	Neither the Purchaser nor the Vendors shall be obligated to provide the other party with access to any Books or Records (including personnel files) under this Section 6.12 where such access would violate any Law.

6.13	Tax Covenants; Pre-Closing Tax Period and Closing Date Tax Year.

(a)	The LIBB Vendor and LIBC shall prepare and timely file (taking into account any applicable extensions) or shall cause to be prepared and timely filed, in accordance with applicable Law and past practice of LIBB or LIBC, as applicable, and after providing the Purchaser with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed (taking into account any applicable extensions)) to review and, in the case of any Tax Returns upon receipt of the Purchaser’s approval, file, on behalf of and in the name of LIBB or LIBC, as applicable, all income Tax Returns thereof required by Law to be filed for any Pre-Closing Tax Period thereof that are not required to be filed before the Closing Date.

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(b)	The Purchaser shall prepare and timely file (taking into account any applicable extensions) or shall cause to be prepared and timely filed, in accordance with applicable Law and past practice of LIBB or LIBC, as applicable, and after providing the applicable party with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed (taking into account any applicable extensions)) to review and, in the case of any Tax Returns upon receipt of the applicable party’s approval, not to be unreasonably withheld, conditioned, or delayed, file, on behalf of and in the name of LIBB or LIBC, as applicable, all income Tax Returns thereof required by Law to be filed for the taxation year thereof that includes the Closing Date (the “Closing Date Tax Year”).

(c)	The parties will inform each other of, and cooperate with each other in respect of, any audit inquiries with respect to any Tax Return involving LIBB or LIBC, as applicable, in respect of any Pre-Closing Tax Period or of any Tax Return required to be filed under the Tax Act or other applicable Law for the Closing Date Tax Year.

(d)	If the Purchaser, the LIBB Vendor or LIBC, as applicable, receives notice of an audit or an assessment or reassessment (each, an “Assessment”) from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period or any Tax Return filed under the Tax Act or other applicable Law for the Closing Date Tax Year, such party shall deliver or cause to be delivered to the applicable parties a copy of the Assessment within 30 days of receiving the Assessment, provided that failure to do so shall not affect the indemnification provided hereunder except only to the extent that the applicable party shall have been actually prejudiced as a result of such failure. The parties will cooperate in responding to or contesting any Assessment.

(e)	Subject to Section 7.2(p), the Purchaser, at its sole expense, shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes and the payment of such taxes incurred in connection with this Agreement or any transaction contemplated thereby, with respect to the purchase of LIBB. The Purchaser shall provide the LIBB Vendor with evidence of timely filing and payment of all such Taxes.

(f)	The LIBB Vendor, at its sole expense, shall be responsible for any Taxes incurred or which may arise in connection with or as a result of the forgiveness of any debt between LIBB and the LIBB Vendor.

(g)	The LIBC Vendors shall be responsible for all Tax filings and Taxes due in connection with their transfer of the LIBC Shares to the Purchaser. The Purchaser agrees to cooperate with the LIBC Vendors in connection with the preparation of any such filings.

6.14	Closing Conditions. From and including the date of this Agreement to the Closing Time, each party hereto shall, and the Vendors shall cause LIBB or LIBC, as applicable, to, use their commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7.

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6.15	Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, the LIBB Vendor or LIBC, as applicable, (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.16	Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.17	Forward Split. The Purchase shall effect a forward split of the Purchaser Shares on a 1:1.5 basis prior to the Closing Date.

6.18	Financing. The Purchaser shall use its best efforts to complete, prior to or concurrently with the Closing, a brokered financing in the aggregate amount of not less than $2,000,000, and shall use its best efforts to cause such financing to effectuated through a sale of Purchaser Shares at a price of not less than $0.50 per Purchaser Share.

6.19	Financial Statements. As soon as reasonably practical, and in any event prior to the Closing, LIBB shall deliver to the Purchaser audited financial statements of LIBB for the annual financial period ended December 31, 2018, and unaudited financial statements of LIBB for the quarterly financial period ended June 30, 2019, and for any other subsequent period for which LIBB is required to provide financial statements as a “Target Company” pursuant to the policies of the TSXV, each consisting of a balance sheet, statement of earnings (loss) and retained earnings, statement of cash flows, and the related notes thereto.

7.	CONDITIONS TO CLOSING.

7.1	Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)	The Purchaser shall have effected a forward split of the Purchaser Shares on a 1:1.5 basis;

(b)	No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of (i) making the transactions contemplated by this Agreement illegal, (ii) otherwise restraining or prohibiting consummation of such transactions, or (iii) causing any of the transactions contemplated hereunder to be rescinded following the completion thereof; and

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7.2	Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser’s waiver, at or before the Closing, of each of the following conditions:

(a)	The representations and warranties of the Vendors and LIBC set out in this Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except as would not reasonably be expected to have a Material Adverse Effect.

(b)	Each of the Vendors and LIBC shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by such Vendor or LIBC, as applicable, before or on the Closing Date; provided that, with respect to agreements, covenants, and conditions that are qualified by materiality, the applicable party shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c)	No Action shall have been commenced against the Purchaser, any of the Vendors, LIBB, or LIBC that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect which restrains or prohibits any transaction contemplated hereby.

(d)	All approvals, consents, and waivers that are listed in Schedule 3.5 shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser, at or before the Closing, and no such approval, consent or waiver shall have been revoked, except as would not reasonably be expected to have a Material Adverse Effect.

(e)	From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)	The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Purchaser.

(g)	The Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the LIBB Vendor: (i) that each of the conditions set forth in Subsections 7.2(a) and 7.2(b) has been satisfied by the LIBB Vendor; (ii) that attached thereto are true and complete copies of all resolutions adopted by the shareholders, if applicable, and the board of directors of the LIBB Vendor authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (iii) certifying the names and signatures of the officers of the LIBB Vendor authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

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(h)	The Purchaser shall have received (A) a certificate, dated the Closing Date and signed by the LIBC Vendor Representative, for and on behalf of the LIBC Vendors other than European High Growth Opportunities Securitization Fund: (i) that each of the conditions set forth in Subsections 7.2(a) and 7.2(b) has been satisfied by the relevant LIBC Vendors; (ii) that attached thereto are true and complete copies of all resolutions adopted by the relevant LIBC Vendors, where required, authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (iii) certifying the names and signatures of the LIBC Vendor Representative authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder, and (B) a certificate, dated the Closing Date and signed by European High Growth Opportunities Securitization Fund: (i) that each of the conditions set forth in Subsections 7.2(a) and 7.2(b) has been satisfied by it in respect of itself; and (ii) that attached thereto are true and complete copies of all resolutions adopted by it, where required, authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)	The Purchaser shall have completed, or shall be completing contemporaneously with the Closing, a brokered financing in the aggregate amount of not less than $2,000,000, or such other amount as the Purchaser, the LIBB Vendor, European High Growth Opportunities Securitization Fund, and the LIBC Vendor Representative may from time to time agree in writing.

(j)	The Purchaser shall have received resignations and releases of the directors and officers of each of LIBB and LIBC as described in Section 6.7.

(k)	The LIBB Vendor shall have delivered to the Purchaser a Certificate of Good Standing or equivalent for LIBB issued by the State of Delaware or similar Governmental Authority of the jurisdiction under the Laws which govern LIBB.

(l)	LIBC shall have delivered to the Purchaser a Certificate of Good Standing or equivalent for LIBC issued by the Province of British Columbia or similar Governmental Authority of the jurisdiction under the Laws which govern LIBB.

(m)	The LIBB Vendor shall have delivered, or caused to be delivered, to the Purchaser share certificates representing the LIBB Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

(n)	The LIBC Vendor Representative and European High Growth Opportunities Securitization Fund shall have delivered, or caused to be delivered, to the Purchaser share certificates representing the LIBC Shares, free and clear of Encumbrances, other than Permitted Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

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(o)	The LIBB Vendor, the LIBC Vendor Representative, and/or European High Growth Opportunities Securitization Fund, as applicable, shall have delivered to the Purchaser such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)	The LIBB Vendor shall have delivered, or caused to be delivered, to the Purchaser evidence of an election with the United States Internal Revenue Service on Form 8832 to be treated as an association taxable as a corporation for U.S. federal income tax purposes, it being understood that Purchaser shall reimburse the LIBB Vendor for all costs incurred in filing this election, to a maximum of US $500.00.

(q)

No amounts shall be owing by LIBB to the LIBB Vendor or any of its Affiliates, and LIBB shall have no debt other than Current Liabilities and long-term Liabilities not to exceed the amount disclosed in LIBB’s June 30, 2019 balance sheet.

(r)	Certain of the LIBB Share Consideration shall have been assigned to third parties as agreed with LIBC, pursuant to an irrevocable direction to be executed by the LIBB Vendor.

7.3	Conditions to Obligations of the Vendors. The obligations of the Vendors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the waiver, by the LIBB Vendor on its own behalf, European High Growth Opportunities Securitization Fund on its own behalf, or by the LIBC Vendor Representative on behalf of the LIBC Vendors other than European High Growth Opportunities Securitization Fund, at or before the Closing, of each of the following conditions:

(a)	The representations and warranties of the Purchaser set out in this Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except as would not reasonably be expected to have a Material Adverse Effect.

(b)	The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date; provided that, with respect to agreements, covenants, and conditions that are qualified by materiality, the Purchaser shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

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(c)	No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)	All approvals, consents, and waivers that are listed in Schedule 5.2 shall have been received, and executed counterparts thereof shall have been delivered to the LIBB Vendor, European High Growth Opportunities Securitization Fund, and the LIBC Vendor Representative, at or before the Closing.

(e)	The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the LIBB Vendor, European High Growth Opportunities Securitization Fund, and the LIBC Vendor Representative.

(f)	The LIBB Vendor and LIBC shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser: (i) that each of the conditions set forth in Subsections 7.3(a) and 7.3(b) has been satisfied; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (iii) certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(g)	The Purchaser shall have delivered:

(i)	to the LIBB Vendor:

(A)	the LIBB Cash Consideration by wire transfer in immediately available funds, to an account designated at least two Business Days before the Closing Date by the LIBB Vendor in a written notice to the Purchaser; and

(B)	a share certificate or Direct Registration System statement evidencing the issuance of the LIBB Consideration Shares, less the Holdback Amount, to the LIBB Vendor or such other party designated thereby; and

(ii)	to each of European High Growth Opportunities Securitization Fund, for on behalf of itself, and the LIBC Vendor Representative, for and on behalf of the LIBC Vendors other than European High Growth Opportunities Securitization Fund, one or more share certificates or Direct Registration System statements evidencing the issuance of the LIBC Consideration Shares to the LIBC Vendors or such other parties designated thereby.

(h)	The Purchaser shall have delivered to the LIBB Vendor, European High Growth Opportunities Securitization Fund, and/or the LIBC Vendor Representative, as applicable, such other documents or instruments as the Vendors reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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8.	INDEMNIFICATION.

8.1	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided that the representations and warranties in: (a) Section 3.1, 3.2, 3.3, 3.25, 4.1, 4.2, 4.3, and 5.1 shall survive indefinitely; and (b) Section 3.22 shall survive for the full period of the applicable limitation period (giving effect to any waiver or extension thereof) plus 60 days. All covenants and agreements of the parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

8.2	Indemnification by the LIBB Vendor. Subject to the other terms and conditions of this Section 8, the LIBB Vendor shall indemnify and defend each of the Purchaser and its Affiliates (including LIBB and LIBC following Closing) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the LIBB Vendor set out in this Agreement or in any certificate or instrument delivered by or on behalf of the LIBB Vendor under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the LIBB Vendor under this Agreement.

8.3	Indemnification by the LIBC Vendors. Subject to the other terms and conditions of this Section 8, each LIBC Vendor shall, severally but not jointly and only with respect to itself and not any other LIBC Vendor, indemnify and defend each of the Purchaser Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of such LIBC Vendor set out in this Agreement or in any certificate or instrument delivered by or on behalf of such LIBC Vendors under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such LIBC Vendor under this Agreement.

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8.4	Indemnification by the Purchaser. Subject to the other terms and conditions of this Section 8, the Purchaser shall indemnify and defend each of the Vendors and its Affiliates and their respective Representatives (collectively, the “Vendors’ Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Vendors’ Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Purchaser under this Agreement.

8.5	Certain Limitations. The indemnification provided for in Section 8.2, 8.3, and 8.4 shall be subject to the following limitations:

(a)	No Indemnifying Party shall be liable to an Indemnified Party for indemnification under Section 8.2, 8.3, or 8.4 until the aggregate amount of all Losses in respect of indemnification under the applicable Section 8.2(a), 8.3(a), or 8.4(a), as applicable, exceeds $25,000, in which event the Indemnifying Party shall be required to pay or be liable only for Losses in excess of such amount. The aggregate amount of all Losses for which any Indemnifying Party shall be liable under Section 8.2, 8.3, or 8.4 shall not exceed $500,000 (except for the LIBC Vendors, whose liability shall be limited to the purchase price of their LIBC Shares), and shall be subject to the proviso in the first sentence of Section 8.5(c).

(b)	Payments by an Indemnifying Party pursuant to Section 8.2, 8.3, or 8.4 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received or reasonably expected to be received by the Indemnified Party (or LIBB, LIBC, or the Purchaser as applicable) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement. Payments by an Indemnifying Party pursuant to Section 8.2, 8.3, or 8.4 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. The Purchaser shall use its reasonable best efforts to prepare and file all Tax Returns in a manner that maximizes the Tax benefits available.

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(c)	All payments by an Indemnifying Party to Indemnified Party as a result of the indemnification obligations in this Section 8 shall be made solely by the issuance (in the case of Purchaser) or the transfer (in the case of LIBB Vendor or the LIBC Vendors) of Purchaser Shares; provided, however, that the aggregate number of shares to be issued by the Purchaser to an Indemnified Party under this Section 8 shall not exceed the number of Purchaser Shares issued to such Indemnified Party under Section 2, and the aggregate number of shares transferred by the LIBB Vendor or an LIBC Vendor to an Indemnified Party under this Section 8 shall not exceed the number of Purchaser Shares issued to the LIBB Vendor or such LIBC Vendor under Section 2, in each case after any adjustment pursuant to Section 2.3. For the purposes of this Section 8, each Purchaser Share shall have a value equal to the volume-weighted average price for a Purchaser Share, as reported by Bloomberg, L.P. (or, if Bloomberg, L.P. ceases to publish such price, any successor service reasonably chosen by the Purchaser), for the 20 consecutive trading days ending on the trading day any claim under this Section 8 is finally resolved, or if such volume-weighted average price is unavailable, the average of the closing sale price of one Purchaser Share for such period as reported on the primary exchange on which Purchaser Shares are traded or reported, or if such closing sale price is unavailable, the average of the closing bid price of one Purchaser Share for such period as reported by an over-the-counter market. Notwithstanding anything herein to the contrary, in the event the LIBB Vendor or an LIBC Vendor is unable to transfer Purchaser Shares as required under this Section 8 because the LIBB Vendor or such LIBC Vendor has transferred the Purchaser Shares received by it under this Agreement to an unaffiliated third party in a bona fide sale transaction, the number of Purchaser Shares to be transferred to the Purchaser in satisfaction of the LIBB Vendor or such LIBC Vendor’s indemnification obligations under this Section 8 shall be calculated using the price per share at which such shares were sold, and the gross proceeds received from the sale of such number of Purchaser Shares shall be paid in cash to the Purchaser in lieu of such shares.

8.6	Indemnification Procedures. The party making a claim under this Section 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party”.

(a)	Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defence; provided that, if the Indemnifying Party is any of the Vendors, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer of LIBB or LIBC, as applicable; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defence of any Third Party Claim, subject to Section 8.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defence of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defence thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defences available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defence of such Third Party Claim, the Indemnified Party may, subject to Section 8.6(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. The applicable Vendor(s) and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defence of any Third Party Claim, including making available (subject to the provisions of Section 6.8) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third Party Claim.

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(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.6(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defence of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defence under Section 8.6(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of LIBB or LIBC, as applicable, and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.7	Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this Section 8, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that, if the Indemnifying Party does not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

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8.8	Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.9	Exclusive Remedies. Subject to Section 6.9 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this Section 8. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or wilful misconduct.

9.	TERMINATION.

9.1	Termination. This Agreement may be terminated at any time before the Closing:

(a)	By the mutual written consent of all of the LIBB Vendor, European High Growth Opportunities Securitization Fund, the LIBC Vendor Representative, and the Purchaser.

(b)	By the Purchaser by written notice to the LIBB Vendor, European High Growth Opportunities Securitization Fund, and the LIBC Vendor Representative if:

(i)	the Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any of the Vendors under this Agreement that would give rise to the failure of any of the conditions specified in Section 7, and such breach, inaccuracy or failure has not been cured by the Vendors within 30 days of the applicable Vendor’s receipt of written notice of such breach from the Purchaser; or

(ii)	any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it before the Closing Date.

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(c)	By either the LIBB Vendor, European High Growth Opportunities Securitization Fund, or by the LIBC Vendor Representative, by written notice to the Purchaser if:

(i)	the applicable Vendor(s) is/are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy, in or failure to perform any representation, warranty, covenant, or agreement made by the Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in Section 7, and such breach, inaccuracy, or failure has not been cured by the Purchaser within 30 Business Days of the Purchaser’s receipt of written notice of such breach from the applicable Vendor(s); or

(ii)	any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the any of the Vendors to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by such Vendor(s) before the Closing Date.

(d)	By the Purchaser, the LIBB Vendor, European High Growth Opportunities Securitization Fund, or the LIBC Vendor Representative, if:

(i)	there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)	any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e)	By the LIBB Vendor, if the LIBB Vendor enters into a binding agreement or other instrument regarding a Superior Proposal, provided that the LIBB Vendor has complied with and is not in breach of the terms of Section 6.4 and 6.5.

9.2	Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 9, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any party hereto except:

(a)	as set forth in Section 6.8, this Section 9, and Section 10; and

(b)	that nothing herein shall relieve any party hereto from liability for any wilful breach of any provision hereof.

10.	MISCELLANEOUS.

10.1	Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements, and charges of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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10.2	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by electronic transmission if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the LIBB Vendor:

Long Blockchain Corp.

12-1 Dubon Court

Farmingdale, NY 11735

Attention:	Andy Shape, Chief Executive Officer
Email:	andy@longblockchain.com

If to the LIBC Vendors other than European High Growth Opportunities Securitization Fund:

Long Island Beverages Corp.
#1305 - 1090 W. Georgia Street
Vancouver, BC, V6E 3V7

Attention:	Lawrence Pemble
Email:	lawrence@bonsaicap.com

If to European High Growth Opportunities Securitization Fund:

c/o European High Growth Opportunities Manco SA

18, rue Robert Stümper

2557 Luxembourg

Attention: Pierre Vannineuse, Hugo Pingray and Amaury Mamou-Mani

Email: ..vannineuse@alphablueocean.com, h.pingray@alphablueocean.com and a.mamou-mani@alphablueocean.com with a copy to :

Dentons

Address: Andrássy út 11, 1061 Budapest, Hungary

Attention to: Edward Keller

E-mail address: edward.keller@dentons.com

Phone number: +3614885200

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If to the Purchaser:

ECC Ventures 2 Corp.

Suite 1600 – 609 Granville Street

PO Box 10068 Pacific Centre

Vancouver, BC V7Y 1C3

Attention:	Scott Ackerman, President
Email:	sackerman@emprisecapital.com

with a copy to:

Cassels Brock & Blackwell LLP
885 West Georgia St., #2200
Vancouver, BC V6C 3E8

Attention:	Jeff Durno
Email:	jdurno@casselsbrock.com

10.3	Interpretation. For purposes of this Agreement: (a) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”; and (b) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.4	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.6	Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

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10.7	Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that, before the Closing Date, the Purchaser may, without the prior written consent of the Vendors, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.8	No Third-Party Beneficiaries. Except as provided in Section 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

10.9	Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.10	Governing Law; Forum Selection; Choice of Language.

(a)	This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

(b)	Any Action arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of the Province of British Columbia and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such Action. The parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

(c)	The parties confirm that it is their express wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules, and authorizations, have been and shall be drawn up in the English language only. Les parties aux présentes confirment leur volonté expresse que cette convention, de même que tous les documents s’y rattachant, y compris tous avis, annexes et autorisations s’y rattachant, soient rédigés en langue anglaise seulement.

10.11	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

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10.12	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.13	Schedules. The Schedules are a material part of this Agreement as if fully set forth in this Agreement. The Schedules will not be deemed to expand in any way the scope or effect of any of the representations, warranties or covenants contained in this Agreement. Each party hereby acknowledges and agrees that: (i) disclosures made for the purpose of any Schedule will be deemed made for the purpose of all Schedules so long as cross-references are made or the applicability to the other Schedule is reasonably apparent on the face of such disclosure; (ii) headings in the Schedules have been inserted for reference only and will not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement; (iii) no reference to or disclosure of any item or other matter in the Schedules will be construed as an admission or indication that such item or other matter is material or outside of the Ordinary Course or that such item or other matter is required to be referred to or disclosed in the Schedule or otherwise imply that any such item or matter creates a measure for materiality for the purposes of this Agreement; (iv) no disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violations exists or has actually occurred; (v) the inclusion of any matter, information or item in the Schedules will not be deemed to constitute an admission of any liability to any third party; and (vi) summaries of or references to any written document in the Schedules do not purport to be complete.

[signature page TO IMMEDIATELY follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

ECC VENTURES 2 CORP.

/s/
Authorized Signatory

LIBB VENDOR:

LONG BLOCKCHAIN CORP.

/s/
Authorized Signatory

LIBC VENDORS:

THE EMPRISE SPECIAL OPPORTUNITIES FUND (2017) LIMITED PARTNERSHIP	685733 B.C. LTD.

/s/	/s/
Authorized Signatory	Authorized Signatory

8185735 CANADA CORP.	STERLING SECURITIES INTERNATIONAL LTD.

/s/	/s/
Authorized Signatory	Authorized Signatory

PARK LANE CAPITAL LTD.

/s/	/s/
Authorized Signatory	RONALD BAUER

- Share Purchase Agreement -

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LIBC VENDORS:

CAMBRIDGE CAPITAL LTD.

/s/	/s/
SAMANTHA BAUER	Authorized Signatory

EUROPEAN HIGH GROWTH OPPORTUNTIES SECURITIZATION FUND	MAYFAIR PARTNERS

/s/	/s/
Authorized Signatory	Authorized Signatory

THESEUS CAPITAL LTD.

/s/	/s/
Authorized Signatory	LAWRENCE PEMBLE

1917478 ONTARIO CORP.	KNAYTON HOLDINGS LIMITED

/s/	/s/
Authorized Signatory	Authorized Signatory

AIDAN CAPITAL LIMITED

/s/	/s/
Authorized Signatory	CHRISTY BHARTI

- Share Purchase Agreement -